UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.___)

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TrustCo Bank Corp NY

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5 Sarnowski Drive, Glenville, New York 12302

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Shareholders of TrustCo Bank Corp NY:

Notice is hereby given that the Annual Meeting of Shareholders of TrustCo Bank Corp NY, a New York corporation, will be held at Mallozzi’s Restaurant and Banquet House, 1930 Curry Road, Rotterdam, New York 12303, on May 20, 2010, at 4:00 pm local time, for the purpose of considering and voting upon the following matters:

1.	Election of directors.

2.	Ratification of the appointment of Crowe Horwath LLP as TrustCo’s independent auditors for 2010.

3.	Any other business that properly may be brought before the meeting or any adjournment thereof.

By Order of the Board of Directors,

/s/ Robert M. Leonard
Robert M. Leonard
Secretary

March 24, 2010

YOUR VOTE IS IMPORTANT
TO US

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED CARD AS PROMPTLY AS POSSIBLE.  YOU MAY ALSO VOTE USING THE INTERNET OR TELEPHONE.  YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE EXERCISE OF THE PROXY.

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting to be Held on May 20, 2010:

This Notice, the Proxy Statement attached to this Notice and our Annual Report to shareholders for the year ended December 31, 2009 are available free of charge at www.trustcobank.com/proxy.

TRUSTCO BANK CORP NY

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
May 20, 2010

This proxy statement is furnished in connection with the solicitation by the board of directors of TrustCo Bank Corp NY (also referred to as “TrustCo” or the “Company”) of proxies to be voted at TrustCo’s Annual Meeting of Shareholders. The Annual Meeting will be held at 4:00 pm local time on Thursday, May 20, 2010, at Mallozzi’s Restaurant and Banquet House, 1930 Curry Road, Rotterdam, New York 12303.  This proxy statement and the form of proxy were first mailed to shareholders on or about March 24, 2010.

The record date for the Annual Meeting is March 22, 2010.  Only shareholders of record at the close of business on March 22, 2010 are entitled to notice of and to vote at the Annual Meeting.  Shareholders of record on that date are entitled to one vote for each share of TrustCo common stock they hold.  Each share of TrustCo’s common stock has one vote, and, as of March 1, 2010, there were 76,761,238 shares of common stock outstanding.

The Annual Meeting will be held if a majority of the outstanding shares of TrustCo’s common stock, constituting a quorum, is represented at the meeting. If shareholders return a properly executed proxy card, their shares will be counted for purposes of determining a quorum at the meeting, even if they abstain from voting.  Abstentions and broker non-votes count as shares present at the Annual Meeting for purposes of determining a quorum. If a shareholder owns shares through a bank or broker in street name, the shareholder may instruct his or her bank or broker how to vote the shares. A “broker non-vote” occurs when a shareholder who owns shares through a bank or broker fails to provide the bank or broker with voting instructions and either the bank or broker does not have the discretionary authority to vote the shares on a particular proposal or the bank or broker otherwise fails to vote the shares. Under the rules of the New York Stock Exchange, also adopted by NASDAQ, brokers do not have discretionary authority to vote shares on proposals that are not “routine.”

Proposal 1 (Election of Directors) would not be considered a routine matter under the current New York Stock Exchange rules, so banks or brokers do not have discretionary authority to vote shares held in street name on that item.  If a shareholder wishes for his or her shares to be voted in the election of directors, the shareholder must provide his or her broker with voting instructions. Proposal 2 (ratification of the appointment of Crowe Horwath LLP as TrustCo’s independent auditors) is considered a routine matter, so a bank or broker will have discretionary authority to vote shares held in street name on that item.

All shares of TrustCo’s common stock represented at the Annual Meeting by properly executed proxies will be voted according to the instructions indicated on the proxy card.  If shareholders return a signed proxy card but fail to instruct how the shares registered in their names must be voted, the shares will be voted as recommended by TrustCo’s board of directors.  The board of directors recommends that shareholders vote:

•	“For” each of the nominees for director, and

•	“For” ratification of the appointment of Crowe Horwath LLP as TrustCo’s independent auditors.

If any matter not described in this proxy statement is properly presented at the Annual Meeting, the persons named in the proxy card will use their judgment to determine how to vote the shares for which they have voting authority.  TrustCo does not know of any other matters to be presented at the Annual Meeting.

Any shareholder executing a proxy solicited under this proxy statement has the power to revoke it by giving written notice to the Secretary of TrustCo at its main office address at any time prior to the exercise of the proxy.

TrustCo will solicit proxies primarily by mail, although proxies also may be solicited by directors, officers, and employees of TrustCo or our wholly owned subsidiary, Trustco Bank.  These persons may solicit proxies personally or by telephone, and they will receive no additional compensation for such services.  TrustCo also has retained Regan & Associates, Inc. to aid in the solicitation of proxies for a solicitation fee of $7,750 plus expenses and a delivery fee of $2,250.  The entire cost of this solicitation will be paid by TrustCo.

THE ANNUAL MEETING

A description of the items to be considered at the Annual Meeting, as well as other information concerning TrustCo and the meeting, is set forth below.

Item 1.  Election of Directors

The first item to be acted upon at the Annual Meeting is the election of three directors to serve on the TrustCo board of directors.  The nominees for election as directors for three-year terms expiring at TrustCo’s 2013 Annual Meeting are Dennis A. DeGennaro, Joseph A. Lucarelli and Robert A. McCormick.  Each of the nominees is an incumbent director and was approved by TrustCo’s board of directors.

TrustCo’s Certificate of Incorporation provides that TrustCo’s board of directors will consist of not less than five nor more than fifteen members, with, under TrustCo’s Bylaws, the total number of directors to be fixed by resolution of the board or the shareholders.  Currently, the number of directors is fixed at eight.

TrustCo’s Certificate of Incorporation and Bylaws require TrustCo’s board to be divided into three classes, as nearly equal in number as possible, with one class to be elected each year for a term of three years.

The pages that follow set forth information regarding TrustCo’s nominees, as well as information regarding the remaining members of TrustCo’s board.  Proxies will be voted in accordance with the specific instructions contained in the proxy card; properly executed proxies that do not contain voting instructions will be voted “For” the election of TrustCo’s nominees.  If any such nominee becomes unavailable to serve, the shares represented by all valid proxies will be voted for the election of such other person as TrustCo’s board may recommend.  Each of TrustCo’s nominees has consented to being named in this proxy statement and to serve if elected. The board of directors has no reason to believe that any nominee will decline or be unable to serve if elected.

Information with regard to the business experience of each director and nominee and the ownership of common stock on December 31, 2009 has been furnished by each director and nominee or has been obtained from TrustCo’s records.  TrustCo’s common stock is the only class of its equity securities outstanding.

INFORMATION ON TRUSTCO DIRECTORS AND NOMINEES
NOMINEES FOR ELECTION AS TRUSTCO DIRECTORS(1) FOR
THREE-YEAR TERM TO EXPIRE IN 2013

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation(2)	No. of Shares (3)	Percent of Class
Dennis A. DeGennaro, Age 65, President and Chief Executive Officer, Camelot Associates, Corp. (commercial and residential home builder and developer). Director of TrustCo and Trustco Bank since 2009. Mr. DeGennaro is highly knowledgeable about commercial and residential real estate in the Capitol Region of New York and contributes his organization skills and experience from operating a successful business enterprise.	52,754	*

Joseph A. Lucarelli, Age 69, President, Traditional Builders (residential home builder and developer). Former President, Bellevue Builders Supply, Inc. Director of TrustCo and Trustco Bank since 1999. Mr. Lucarelli is highly knowledgeable about commercial and residential real estate in the Capitol Region of New York and contributes his organization skills and experience from operating a successful business enterprise. ___________________ See footnotes on page 6.	190,713	*

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation(2)	No. of Shares (3)	Percent of Class
Robert A. McCormick, Age 73, Chairman of TrustCo and Trustco Bank 2001-2008. President & Chief Executive Officer of TrustCo & Trustco Bank 1984-2002. Director of TrustCo and Trustco Bank since 1980. Mr. McCormick retired as an executive officer of TrustCo and Trustco Bank as of November 1, 2002. Mr. McCormick has been associated with TrustCo for more than 25 years and has vast experience with all aspects of its operations. Robert A. McCormick is the father of Robert J. McCormick.	2,306,319	3.02

OTHER TRUSTCO DIRECTORS(1)

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation(2)	No. of Shares (3)	Percent of Class
Thomas O. Maggs, Age 65, President, Maggs & Associates, The Business Insurance Brokers, Inc. (insurance broker). Director of TrustCo and Trustco Bank since 2005. Mr. Maggs contributes his experience as an entrepreneur operating a successful business enterprise and his skills for developing and evaluating business strategies.	15,740	*

Anthony J. Marinello, M.D., Ph.D., Age 54, Physician. Director of TrustCo and Trustco Bank since 1999. Dr. Marinello contributes his experience as an entrepreneur operating a successful medical practice and his skills for developing and evaluating business strategies. ___________________ See footnotes on page 6.	63,211	*

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation(2)	No. of Shares (3)	Percent of Class
Robert J. McCormick, Age 46, Chairman since January 1, 2009, President and Chief Executive Officer of TrustCo since January 2004, executive officer of TrustCo since 2001 and President and Chief Executive Officer of Trustco Bank since November 2002. Director of TrustCo and Trustco Bank since 2005. Joined Trustco Bank in 1995. Mr. McCormick contributes his skills and knowledge obtained from being the chief executive officer of the Company and Trustco Bank. Robert J. McCormick is the son of Robert A. McCormick.	1,267,472	1.66

William D. Powers, Age 68, Partner, Powers & Company, LLC (consultants). Director of TrustCo and Trustco Bank since 1995. Mr. Powers contributes his experience as an entrepreneur operating a successful business enterprise and his skills for developing and evaluating business strategies.	157,151	*

William J. Purdy, Age 75, President, Welbourne & Purdy Realty, Inc. Director of TrustCo and Trustco Bank since 1991. Mr. Purdy contributes his knowledge regarding commercial and residential real estate in the Capitol Region of New York, his experience as an entrepreneur operating a successful business enterprise and his skills for developing and evaluating business strategies.	65,042	*

INFORMATION ON TRUSTCO EXECUTIVE OFFICERS

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation	No. of Shares (3)	Percent of Class
Robert T. Cushing, Age 54, Executive Vice President and Chief Financial Officer of TrustCo since January 2004, President, Chief Executive Officer and Chief Financial Officer of TrustCo from November 2002-December 2003. Executive officer of TrustCo and Trustco Bank since 1994. Joined TrustCo and Trustco Bank in 1994. ___________________ See footnotes on page 6.	740,833	*

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation	No. of Shares (3)	Percent of Class
Scot R. Salvador, Age 43, Executive Vice President and Chief Banking Officer of TrustCo and Trustco Bank since January 2004. Executive officer of TrustCo and Trustco Bank since 2004. Joined Trustco Bank in 1995.	428,338	*

Robert M. Leonard, Age 47, Secretary of TrustCo and Trustco Bank 2003-2006 and 2009. Assistant Secretary of TrustCo and Trustco Bank 2006-2009. Administra-tive Vice President of TrustCo and Trustco Bank since 2004. Executive officer of TrustCo and Trustco Bank since 2003. Joined Trustco Bank in 1986.	89,402	*

Sharon J. Parvis, Age 59, Assistant Secretary of TrustCo and Trustco Bank since 2005, Vice President of Trustco Bank since 1996. Executive officer of TrustCo and Trustco Bank since 2005. Joined Trustco Bank in 1987.	47,775	*

Thomas M. Poitras, Age 47, Assistant Secretary of TrustCo and Trustco Bank 2003-2006 and 2009. Secretary of TrustCo and Trustco Bank 2006-2009, Vice President of Trustco Bank since 2001. Executive officer of TrustCo and Trustco Bank since 2005. Joined Trustco Bank in 1986.	73,522	*
_____________
*Less than 1%

TRUSTCO DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS AS A GROUP (13 INDIVIDUALS) BENEFICIALLY OWN 5,498,272 SHARES OF COMMON STOCK, WHICH REPRESENTS 6.95% OF THE OUTSTANDING SHARES.

Footnotes:
(1)	Directors of TrustCo Bank Corp NY are also directors of Trustco Bank.
(2)	Each of the directors has held, or retired from, the same position or another executive position with the same employer during the past five years.
(3)
Each director and executive officer named herein has sole voting and investment power with respect to the shares listed above except as noted below.  Voting or investment power is shared by the spouse or other immediate family members with respect to the number of shares indicated for the following directors or executive officers:  Dr. Anthony J. Marinello, 29,075 shares; William D. Powers, 149,151 shares; Robert J. McCormick, 146,726 shares; and Robert M. Leonard, 11,870 shares.  Voting or investment power is held by the spouse or other immediate family members with respect to the number of shares indicated for the following directors or executive officers, each of whom disclaims beneficial ownership of such securities:  Robert T. Cushing, 485,832 shares; Joseph A. Lucarelli, 23,805 shares; Dr. Anthony J. Marinello, 14,896 shares; Robert A. McCormick, 68,994 shares; Robert J. McCormick, 6,440 shares; Robert M. Leonard, 3,308 shares; and Thomas M. Poitras, 1,839 shares.  Included for Robert J. McCormick are 130,078 shares in trust at Trustco Bank for which Robert J. McCormick is co-trustee, and 95,443 shares that are held by Trustco Bank as a co-trustee of trusts for the benefit of Robert J. McCormick or his family.  The number of shares owned by each of the directors and executive officers includes options to acquire the following number of shares:  Robert T. Cushing, 255,000 shares; Robert M. Leonard, 50,500 shares; Joseph A. Lucarelli, 16,040 shares; Thomas O. Maggs, 4,000 shares; Dr. Anthony J. Marinello, 16,040 shares; Robert A. McCormick, 797,000 shares; Robert J. McCormick, 610,000 shares; William D. Powers, 8,000 shares; William J. Purdy, 16,040 shares; Scot R. Salvador, 375,000 shares; Sharon J. Parvis, 42,870 shares; and Thomas M. Poitras, 44,500 shares.

Board Meetings and Committees

TrustCo’s full board held nine meetings during 2009. All of the directors, except for Robert A. McCormick and Robert J. McCormick, would be considered to be “independent directors” under the listing qualifications rules for companies such as TrustCo, whose shares are traded on The NASDAQ Stock Market.  TrustCo’s independent directors met in executive session twice during 2009.

TrustCo maintains a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee.  The charters of each of the committees may be found on TrustCo’s website (www.trustcobank.com) under the “Investors Relations” tab.

The Nominating and Corporate Governance Committee held three meetings in 2009.  The directors currently serving on the Nominating and Corporate Governance Committee are Joseph A. Lucarelli (Chairman), Dennis A. DeGennaro, Thomas O. Maggs, Dr. Anthony J. Marinello, William D. Powers, and William J. Purdy.  The function of the Nominating and Corporate Governance Committee is to assist the board by recommending and reviewing individuals for consideration as directors and develop and annually review governance guidelines applicable to the Company.

TrustCo’s Audit Committee held five meetings in 2009.  The directors currently serving on the Audit Committee are William D. Powers (Chairman), Dennis A. DeGennaro, Joseph A. Lucarelli, Dr. Anthony J. Marinello, Thomas O. Maggs, and William J. Purdy.  The function of the Audit Committee includes the review of TrustCo’s and Trustco Bank’s internal audit procedures and also the review of the adequacy of internal accounting controls for TrustCo and Trustco Bank.  In addition, the Audit Committee annually recommends the use of external audit firms by TrustCo and Trustco Bank in the coming year, after reviewing performance of the existing vendors and available audit resources.  Please refer to the discussion under “Audit Committee” for a more detailed description of the Audit Committee’s activities.

TrustCo’s Compensation Committee held three meetings in 2009.  The directors currently serving on the Compensation Committee are Joseph A. Lucarelli (Chairman), Dennis A. DeGennaro, Thomas O. Maggs, Dr. Anthony J. Marinello, William D. Powers, and William J. Purdy.  The function of the Compensation Committee is to determine the total compensation of the chief executive officer and to review general compensation practices of TrustCo and Trustco Bank including the executive officers.  Please refer to the discussion under “Compensation Committee” for a more detailed description of the Compensation Committee’s activities.

TrustCo provides an informal process for shareholders to send communications to the board.  Shareholders who wish to contact the board or any of its members may do so in writing to TrustCo Bank Corp NY, Attention: Corporate Secretary, P.O. Box 1082, Schenectady, New York 12301-1082.

Although TrustCo does not have a policy with regard to board members’ attendance at the Annual Meeting of Shareholders, all of the directors are encouraged to attend such meetings, and all of the directors attended the 2009 Annual Meeting.

Director Nominations

Each of the nominees slated for election at the Annual Meeting was considered and selected by the Nominating and Corporate Governance Committee and unanimously approved by TrustCo’s independent directors.  The committee has determined that all of TrustCo’s directors, except for Robert A. McCormick and Robert J. McCormick, are independent under the NASDAQ Stock Market’s listing qualifications rules.

The Nominating and Corporate Governance Committee is appointed by the board of directors in part to review and identify individuals qualified to become board members and to recommend to the board the director nominees for the Annual Meeting of Shareholders.

As a general matter, the board believes that a candidate for board membership should have high personal and professional ethics, integrity, and values; an inquiring and independent mind, practical wisdom, and mature judgment; broad policy-making experience in business, government, or community organizations; expertise useful to TrustCo and complementary to the background and experience of other board members; willingness to devote the time necessary to carrying out the duties and responsibilities of board membership; commitment to serve on the board over a period of several years to develop knowledge about TrustCo, its strategy, and its principal operations; and willingness to represent the best interests of all of TrustCo’s constituencies. Although neither the committee nor the full board of directors has a formal policy with respect to diversity, the committee and the board have a general objective of having a board that encompasses a broad range of talents and expertise and reflects a diversity of background, experience, and viewpoints.

After a potential candidate is identified, the committee will investigate and assess the qualifications, experience, and skills of the candidate. The investigation process may, but need not, include one or more meetings with the candidate by a member or members of the committee.  From time to time, but at least once each year, the committee meets to evaluate the needs of the board and to discuss the candidates for nomination to the board. Such candidates may be presented to the shareholders for election or appointed to fill vacancies. All nominees must be approved by the committee and by a majority of the members of the board who are independent as defined in the NASDAQ Stock Market rules.

The committee will consider written recommendations by shareholders for nominees for election to the board. The persons identified in such recommendations will be evaluated under the same criteria and procedures used for other board candidates. Under TrustCo’s Bylaws, written nominations of persons for election to the board of directors must be delivered or mailed to the board not less than 14 and not more than 50 days prior to any meeting of shareholders called for the purpose of the election of directors, or not later than 7 days prior to the meeting if less than 21 days’ notice of the meeting is provided.

Compensation Committee

The Compensation Committee is responsible for determining the compensation of the chief executive officer and reviewing the compensation of TrustCo’s and Trustco Bank’s executive officers.  Under the supervision and direction of the Compensation Committee, TrustCo and Trustco Bank have developed compensation policies, plans, and programs that seek to enhance the profitability of TrustCo and Trustco Bank, and ultimately enhance shareholder value, by aligning closely the financial interests of TrustCo’s senior management with those of its shareholders.

Compensation Committee Report.  The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the management of TrustCo and Trustco Bank.  Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE:	Joseph A. Lucarelli, Chairman
Dennis A. DeGennaro
Dr. Anthony J. Marinello
Thomas O. Maggs
William D. Powers
William J. Purdy

Audit Committee

The Audit Committee of TrustCo’s board is responsible for providing independent, objective oversight of TrustCo’s accounting functions, internal controls, and financial reporting process.  The Audit Committee is composed of six directors, each of whom is independent under listing standards of The NASDAQ Stock Market, and each member of the Audit Committee satisfies the “financial sophistication” requirement also set forth in those listing standards.  In addition, to assist in the performance of its duties, the Audit Committee retained Marvin and Company, PC, an independent accounting firm, as a consultant to the committee.

The Audit Committee operates under a written charter approved by the board of directors.  Each year, the Audit Committee reviews the adequacy of the charter and recommends any changes or revisions that the committee considers necessary or appropriate.

The following table presents fees for professional audit services rendered by Crowe Horwath LLP (“Crowe Horwath”), TrustCo’s independent accounting firm for 2009 and KPMG LLP (“KPMG”), TrustCo’s former independent accounting firm.  The services included audits of TrustCo’s annual consolidated financial statements for the years ended December 31, 2009 and 2008 and the effectiveness of internal controls over financial reporting, and fees billed for other services provided by Crowe Horwath and KPMG during those years.

	2009	2008
Audit fees	$313,500	$384,500
Audit related fees(1)	94,000	0
Tax fees(2)	0	195,655
All other fees(3)	0	111,595
Total fees	$407,500	$691,750

(1)	For 2009, audit related fees consisted of audits of prior year financial statements (2008 and 2007).
(2)	For 2008, tax fees consisted of tax return preparation services, tax advice and tax planning services, such as assistance with tax audits.
(3)	For 2008, all other fees consisted of reviewing SEC matters and accounting research.

In 2008, KPMG provided both audit and tax related services, and the fees paid to KPMG for these services are reflected in the above chart.  For 2009, Crowe Horwath provided audit related services, and KPMG provided tax related services.  As such, for 2009, the above chart only reflects the fees paid to Crowe Horwath as the Company’s principal accountant.

The KPMG opinion on the 2008 and 2007 consolidated financial statements is not included in the Company’s 2009 Annual Report on Form 10-K because Crowe Horwath’s opinion included in that report covers the prior periods as part of their 2009 engagement.

It is the Audit Committee’s policy to preapprove all audit and nonaudit services provided by the Company’s independent accountants.  In certain circumstances, the Audit Committee’s policies and procedures provide the committee’s chairman with the authority to preapprove services from the Company’s independent accountants, which such approval is then reviewed and approved at the next Audit Committee meeting.  Accordingly, all of the services described above were approved by the Audit Committee.

Audit Committee Report.  The Audit Committee’s responsibility is to monitor and oversee TrustCo’s financial reporting and audit processes and to otherwise conduct its activities as provided for in its charter.  Management is responsible for TrustCo’s internal controls and financial reporting process.  TrustCo’s independent accountant for 2009, Crowe Horwath, was responsible for performing an independent audit of TrustCo’s consolidated financial statements in accordance with the Standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon.  TrustCo’s Internal Audit Department is responsible for monitoring compliance with internal policies and procedures.  In performing its oversight, the Audit Committee reviews the performance of Crowe Horwath and TrustCo’s internal auditors.

In connection with these responsibilities, the Audit Committee met with management and Crowe Horwath to review and discuss TrustCo’s December 31, 2009 and 2008 consolidated financial statements.  The Audit Committee also discussed with Crowe Horwath the matters required to be communicated to audit committees in accordance with professional standards and received the written disclosures and a letter from Crowe Horwath required by relevant regulatory and professional standards regarding auditor communications with audit committees concerning independence.

The Audit Committee discussed Crowe Horwath’s independence with Crowe Horwath and has considered whether the nonaudit services provided by Crowe Horwath during the fiscal year ended December 31, 2009 were compatible with maintaining Crowe Horwath’s independence.  The committee has concluded since no nonaudit services were provided there is no impairment of the independence of Crowe Horwath.

Based upon the Audit Committee’s discussions with management and the independent accountants, and its review of the information described in the preceding paragraphs, the Audit Committee has recommended that the board of directors include the audited consolidated financial statements in TrustCo’s Annual Report on Form 10-K for the year ended December 31, 2009, to be filed with the Securities and Exchange Commission.

AUDIT COMMITTEE:	William D. Powers, Chairman
Dennis A. DeGennaro
Joseph A. Lucarelli
Dr. Anthony J. Marinello
Thomas O. Maggs
William J. Purdy

Board Leadership Structure and Role in Risk Oversight

Currently, TrustCo’s chief executive officer also serves as chairman of the board of directors.  The Audit, Nominating and Corporate Governance, and Compensation Committees are chaired by independent directors.  The board of directors believes that in utilizing this structure it is more effective and efficient to combine the roles of chairman and chief executive officer.  Only one member of management serves on TrustCo’s board of directors.

The board manages its role in risk oversight in several ways.  The Audit Committee, whose members are independent, meets each quarter with the internal auditor and the Company’s independent auditor to review all financial and public disclosures.  The Compensation Committee has reviewed the Company’s compensation policies and procedures and has concluded that the policies are not reasonably likely to have a material adverse affect on the Company.

The entire board reviews and approves, on an annual basis, all significant policies that address risk, including credit risk, interest rate risk, liquidity risk, and compliance risk.  The board also monitors risk through reports received on a periodic basis.  Annually, the board approves the Company’s contingency plan as well as its insurance program.

Vote Required and Recommendation

The three nominees for election to the TrustCo board for three-year terms expiring at the 2013 Annual Meeting of Shareholders who receive the greatest number of votes will be elected to the board. Each nominee must, however, receive the affirmative vote of a majority of the outstanding shares of TrustCo common stock in order to be elected a director.

THE TRUSTCO BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE TRUSTCO DIRECTOR NOMINEES AS TRUSTCO DIRECTORS, WHICH IS ITEM 1 ON THE TRUSTCO PROXY CARD.

Item 2.  Ratification of the Appointment of Independent Public Accounting Firm

The Audit Committee of TrustCo’s board of directors has recommended, and the board of directors on February 16, 2010 reappointed, Crowe Horwath as TrustCo’s independent accountant for the year ending December 31, 2010.  At the Annual Meeting, stockholders will consider and vote on the ratification of the engagement of Crowe Horwath for the fiscal year ending December 31, 2010.  Representatives of Crowe Horwath are expected to be present at the Annual Meeting to make a statement if they so desire and are also expected to be available to respond to appropriate questions that may be raised.

Crowe Horwath was appointed as TrustCo’s independent accountant on March 3, 2009, by TrustCo’s board of directors upon the recommendation of the Audit Committee.  Also, on March 3, 2009, the Audit Committee notified KPMG, TrustCo’s prior independent accountant, that it had been dismissed as TrustCo’s independent registered public accounting firm effective as of that date.

The audit report of Crowe Horwath on the consolidated statements of condition as of December 31, 2009 and 2008 and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.  The audit report of KPMG, TrustCo’s former principal accountant, on the consolidated statements of condition as of December 31, 2008 and 2007 and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles, except that the KPMG audit report on the 2008 consolidated financial statements did contain an explanatory paragraph noting that TrustCo adopted Statement of Financial Accounting Standards (SFAS) No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” as of January 1, 2007.

The audit report of Crowe Horwath on the effectiveness of internal control over financial reporting for the year ended December 31, 2009 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.  The audit report of KPMG on the effectiveness of internal control over financial reporting for the year ended December 31, 2008 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal year ended December 31, 2008, there were no disagreements with KPMG on any matter of accounting principle or practice, financial statement disclosure, auditing scope, or procedure, whereby such disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference thereto in their report on the financial statements for such year. Further, there have been no reportable events (as defined in Item 304(a)(1)(v) of the SEC’s Regulation S-K).

TrustCo had not consulted with Crowe Horwath during 2008 or the period from December 31, 2008 through March 3, 2009, (the date of their appointment as TrustCo’s registered public accountants) on either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion Crowe Horwath might issue on TrustCo’s financial statements.

Vote Required and Recommendation

The affirmative vote of a majority of all of TrustCo’s issued and outstanding shares of common stock is required to ratify the appointment of Crowe Horwath as TrustCo’s independent accountants for the year ending December 31, 2010.  Abstentions on properly executed proxy cards and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have the same effect as a vote “against” this proposal.  Dissenters’ rights are not available to shareholders who object to the proposal.

THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE FOR THIS PROPOSAL, WHICH IS ITEM 2 ON THE TRUSTCO PROXY CARD.

Other Matters

TrustCo’s board of directors is not aware of any other matters that may come before the Annual Meeting.  However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Annual Meeting.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The objectives of TrustCo’s compensation program are to attract, retain and motivate outstanding executive talent.

The Company seeks to offer a compensation structure that is designed to compare favorably with our competitive peer group while taking into account the experience and responsibilities of the particular executive officer and to provide compensation incentives that promote the enhancement of shareholder value. TrustCo combines both annual and long-term cash and stock incentives with its overall business plans and objectives. The total executive compensation opportunity is intended to create a compensation program that maximizes executive talent with a high level of performance. It is the intention of the compensation program to reward executive officers for achieving the objectives of TrustCo through their dedication and best efforts of their time and attention to the affairs of the Company.

The Compensation Committee of the board of directors has the responsibility of establishing annual salaries and reviewing and implementing bonuses and long-term incentives for the Company’s senior executive officers (Messrs. McCormick, Cushing, Salvador, Leonard, Parvis, and Poitras) and also assists the senior management of the Company, including the Chief Executive Officer, in making compensation decisions with respect to the Company’s other executive officers.  It is the aim of the Compensation Committee to determine salary and benefit levels of executive compensation (including the compensation of the Chief Executive Officer) principally upon the basis of overall corporate performance.  In making any such determination, the Compensation Committee will consider a number of factors including TrustCo’s and Trustco Bank’s return on equity, attainment of net income goals, how the Company performs against its peers in the banking environment, total asset targets, overall profitability from year to year, banking experience of individual officers, scope of responsibility with the overall organization, performance, and particular contributions to TrustCo and Trustco Bank during the course of the year. The Compensation Committee also considers other relevant factors, including involvement in the community that might better position the organization to serve the immediate needs of Trustco Bank’s market.  The Committee uses discretion when determining compensation levels and considers all of the above criteria.  It does not assign a specific weight to any of these factors.

For purposes of comparing the Company’s compensation system with others, the Compensation Committee utilizes an industry group comprised of all New York and Florida based banks and thrifts with assets of $2 billion to $10 billion (as of September 30, 2009).  The resulting peer group contained 15 banks, of which 12 were based in New York and three were based in Florida.  The committee felt that since the Company’s major market areas are in New York and Florida, these comparably sized companies were a reasonable representation of its peers.  TrustCo also has branch offices in Vermont, Massachusetts, and New Jersey, but those offices are extensions of its New York franchise.  TrustCo had total assets as of September 30, 2009 of approximately $3.7 billion.

The members of the peer group are:
BankAtlantic Bancorp. ( Florida)	NBT Bancorp Inc (New York)
Capital City Bank Group, Inc. (Florida)	Provident New York Bancorp (New York)
Community Bank Systems, Inc. (New York)	Seacoast Banking Corporation of Florida (Florida)
Dime Community Bancshares, Inc. (New York)	Signature Bank (New York)
Financial Institutions, Inc. (New York)	Smithtown Bancorp, Inc (New York)
Flushing Financial Corporation (New York)	Sterling Bancorp (New York)
Hudson Valley Holding Corp, (New York)	Tompkins Financial Corporation (New York)
Intervest Bancshares Corporation (New York)

While TrustCo is of similar size to the members of the peer group, the Compensation Committee also takes into consideration in determining the compensation of the Company’s senior executives what the committee considers to be the unique size of TrustCo’s executive group as compared to other financial institutions.  TrustCo and Trustco Bank currently operate with three senior executive officers, all of whom have a very broad scope of responsibilities, whereas the committee believes the other institutions in this peer group have a larger pool of such officers.  Messrs. McCormick, Cushing, and Salvador have all of the Company’s operating departments reporting to them including the departments headed by Mr. Leonard, Ms. Parvis, and Mr. Poitras.  Further, utilizing recent performance data, the Compensation Committee concluded TrustCo’s overall performance compared favorably with that of the peer group.  Through September 30, 2009, TrustCo’s return on average equity was (on an annual basis) 11.04% compared to 7.62% for the peer group median.  For the same period, TrustCo’s return on average assets and efficiency ratio was (on an annual basis) 0.75% and 56.77%, respectively compared to 0.60% and 60.28% for the peer group median.  The compensation levels of the peer group are discussed in the following sections as part of the description of the various elements of the Company’s executive compensation program.  In general, the Compensation Committee believes the Company’s compensation levels are appropriate when all factors are considered as discussed above.

For 2009 there were three basic elements to TrustCo’s compensation program, each of which has sub-elements: annual compensation (salary and bonus), long-term compensation (stock options and performance bonus programs), and retirement (defined benefit pension plan, profit sharing/401(k) plan, and supplemental retirement plan). As a general matter, compensation decisions with respect to each of the basic elements of the compensation program are made independently of the decisions made with respect to the other elements.  In 2008, the Company made significant changes with respect to the annual compensation and retirement elements of its compensation program.  The Compensation Committee does, however, consider the total compensation paid or payable to an officer when making compensation decisions.

Annual Compensation Components

For 2009 the annual compensation for TrustCo’s executive officers was comprised of salary and a payment which replaced the Supplemental Retirement Plan Benefit (SERP).  As discussed in more detail below, during 2008 TrustCo adopted changes to its annual compensation program to freeze its Executive Officer Incentive Plan, which historically had been the major source of bonus compensation, and replace it with increased base salary.

Salary.  Annual salary is the base compensation for the Company’s officers and is designed to reward officers for services rendered by them during the year.  The salaries for TrustCo officers are established based upon the scope of their respective responsibilities, taking into account competitive market compensation paid by the peer group for similar positions along with the performance of these companies relative to the performance of the Company.  Salaries are reviewed at least annually and are also reviewed upon the request of the board of directors.

For 2010, based upon its review of the compensation paid by members of the peer group, the Compensation Committee recommended that the base salaries for Robert J. McCormick, Robert T. Cushing, and Scot R. Salvador remain at $880,000, $610,000, and $460,000, respectively, taking into account as discussed below the freezing of the Company’s Executive Officer Incentive Plan so that no bonus will be paid under this plan for 2010.  The committee believes that the executive officers performance led to the Company substantially outperforming the peer group.  However, due to the current economic environment and financial industry uncertainties, the committee did not recommend any increase in compensation.  The base salaries therefore reflect the Compensation Committee’s analysis of the executive officer’s performance.

By way of comparison, for 2008 (the last date for which such information was available) the average chief executive officer total compensation for the peer group was $1,056,000 compared to $1,097,000 for Mr. McCormick in 2008 and $1,126,000 for 2007.  The average total compensation for executive officers of the peer group for 2008 was $512,000 compared to $878,000 for Mr. Cushing in 2008 and $886,000 for 2007 and $646,000 for Mr. Salvador in 2008 and $747,000 in 2007.  For 2009, total compensation for Mr. McCormick was $1,269,000, Mr. Cushing $882,000 and Mr. Salvador $681,000.  In determining the compensation, TrustCo requires that total compensation be competitive within the peer group, along with comparing the level of responsibility of the peer group with the scope of responsibility of TrustCo executives.

In determining the compensation for Mr. Leonard, Ms. Parvis, and Mr. Poitras, the Compensation Committee takes into consideration the Company’s overall financial performance along with the performance of the individual and the responsibilities each officer holds within the organization, each officer’s experience and the goals of each department for which the officer has responsibility.  After a recommendation from Mr. McCormick, and discussion with the Compensation Committee, the salaries for Robert M. Leonard and Sharon J. Parvis and Thomas M. Poitras were placed at $140,000 and $125,000, and $125,000, respectively.

Annual Bonus.  Through 2008, the bonus component of TrustCo executive officer’s annual compensation was provided under the Executive Officer Incentive Plan pursuant to which annual bonuses were determined by the Company’s return on equity (defined in the plan as net income divided by the sum of average total shareholders’ equity exclusive of average accumulated other comprehensive income or loss minus any equity transaction directly in conjunction with a merger or acquisition).

During a 2008 review of the Company’s compensation program, the committee concluded that the Executive Officer Incentive Plan was too restrictive due to the changes that have occurred within financial institutions and did not provide for the committee to consider other factors that would reflect management’s performance.  Those conditions continued throughout 2009.  For instance, for the first three quarters of 2009 the banking industry as a whole showed a 64.4% decrease in net operating income compared to the same period in 2008.  Return on Average Assets and Return on Average Equity decreased from 0.32% and 3.26% for the first three quarters of 2008 to 0.09% and 0.85% respectively for the first three quarters in 2009.  The committee felt that these conditions were not under the direct control of the executive team and therefore the committee concluded that the Executive Officer Incentive Plan should remain frozen throughout 2010.

As previously discussed, the committee decided that the executive officers base salaries should remain at the current levels to reflect the freezing of the Executive Officers Incentive Plan.  This decision reflected the committee’s view that it was appropriate in this time of economic uncertainty for the executive’s cash compensation to be less dependent on the achievement of performance standards and that the other, more long term focused aspects of the Company’s compensation program, such as option awards and the performance bonus plan, were sufficient to continue to motivate the executive officers.

The annual bonuses for the Company’s other executive officers, including Mr. Leonard, Ms. Parvis, and Mr. Poitras, are paid pursuant to the Trustco Bank Senior Incentive Plan, which is designed to provide participants with the opportunity for annual incentive awards for achievement of objectives as established by the Chief Executive Officer, Mr. McCormick.  The Compensation Committee annually reviews and approves the decisions made under the Senior Incentive Plan.  A major component of the decision-making with respect to awards under the plan is Trustco Bank’s performance under its profit plan.  For each year, a profit plan is developed and submitted to the board of directors for approval.  The profit plan establishes targeted levels for return on assets, total assets, total deposits, and net income.  The amount, measured as a percentage of annual salary, of a participant’s bonus is determined in the sole discretion of the Chief Executive Officer, with such determination to take into account Trustco Bank’s performance in the year just ended with respect to the profit plan and the participant’s contribution to such performance.  The return on equity of the Company and Trustco Bank are also taken into account.  For 2009, Mr. McCormick determined, after reviewing Trustco Bank’s performance, that the incentive award to be made to each of Mr. Poitras, Ms. Parvis, and Mr. Leonard should be 22% of base salary, which amounted to $24,200, $26,950, and $28,600, respectively.

Employment Agreements

As discussed in more detail below, TrustCo and Trustco Bank have entered into employment agreements with Messrs. McCormick, Cushing, and Salvador that generally provide for their annual compensation.  The agreements also provide for termination and severance benefits, change of control benefits, and various other personal benefits.  The Compensation Committee reviews the terms and conditions of the employment agreements in connection with its annual consideration of the Company’s compensation programs.

In December 2008, the Company and its senior executive officers agreed to amend and restate the employment agreements.  The purpose of the amended agreements (which are substantially identical and which became effective as of January 1, 2008) was to reflect the changes described above with respect to annual salary and the Executive Officer Incentive Plan.

As described below, after discussion with the executive officers, the committee decided to freeze the TrustCo and Trustco Bank SERP as of December 31, 2008.  The employment agreements now provide that the executive officers will receive an amount annually, in addition to base salary, equal to the incremental amount that would have been credited for the year to the executive’s supplemental account balance under the SERP as such plan was in effect on December 31, 2007, and had it not been amended to cease additional benefit accruals following December 31, 2008.  The change would result in no additional benefit for the executive officers except they would receive an amount equal to the annual SERP contribution plus related interest directly instead of upon their retirement.  The executives also may now participate in TrustCo’s Profit Sharing/401(k) Plan.  The amounts already accrued in the SERP will remain deferred until the executive officer retires or is otherwise entitled to receive the balance in the SERP.

In 2009, the Compensation Committee approved amendments to each of the Employment Agreements for Messrs. McCormick, Cushing, and Salvador to reinstate the continuation of health insurance benefits if the executive’s employment were to terminate due to retirement, disability, death, or termination of employment for any reason other than good cause within two years after a change in control. These benefits had been inadvertently omitted at the time of the 2008 amendments, and the Compensation Committee determined it was appropriate for the Employment Agreements to be amended to correct the error.

Long-Term Incentive Program

In addition to annual compensation, TrustCo also has implemented a long-term incentive compensation program.  TrustCo believes that motivation with respect to long-term goals is achieved through an ownership culture that encourages long-term performance by executive officers through the use of stock-based awards. TrustCo’s long-term incentive program includes stock options and its Performance Bonus Plan.

Stock Options.  TrustCo’s Stock Option Plan has been established to advance the interests of TrustCo and its shareholders by providing to executive officers an opportunity to acquire equity ownership in the Company along with the incentive advantages inherent in that equity ownership.

It is the responsibility of the Compensation Committee to determine the time and amount of stock options awarded and the other terms and conditions of the option awards, including the exercise price, vesting schedule, and expiration dates.  The Compensation Committee’s actions are ultimately judgments based upon the committee’s ongoing assessment and understanding of TrustCo and its executive officers, the performance of its executive officers, and whether an award of stock options would provide an appropriate incentive to the executive officers’ contribution to TrustCo’s future performance.  Stock option awards are designed to ensure each executive officer has a sense of ownership in the financial growth of the Company.

Historically, TrustCo has made periodic (generally but not always annual) grants of options to key employees; however, there were no option grants awarded during 2009.  Given the current operating conditions of the financial institution industry and the TrustCo stock price, the committee felt it was inappropriate to issue options at this time.

Performance Bonus Plan.  The second aspect of TrustCo’s long-term incentive program is its Performance Bonus Plan, which generally provides compensation to the Company’s senior executive officers (Messrs. McCormick, Cushing, and Salvador) in the event of a change in control of the Company.  The Compensation Committee believes that regional banking institutions such as the Company are continually subject to being acquired by third parties.  It is the belief of the Compensation Committee that following a “change of control” (as defined in the Performance Bonus Plan) TrustCo’s senior executive officers would not have the same level of responsibility as they currently have with TrustCo and that their compensation would thus be adversely affected by the control change.  Because executives may perceive significant risks regarding acquisition transactions (such as the risk of reduced authority and compensation described above), TrustCo and Trustco Bank implemented a Performance Bonus Plan that, along with the change in control benefits available under the senior executives’ employment agreements, is designed to encourage highly qualified executives to remain with the Company and to attract other executives as may be necessary. Through the Performance Bonus Plan, senior executive officers are encouraged to remain with TrustCo and Trustco Bank and seek to increase shareholder value.

Under the Performance Bonus Plan, the senior executive officers have been awarded units, the ultimate value of which is based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a “change in control” as defined in the plan.  The units so awarded vest fifteen days prior to the scheduled closing date of a change in control, upon the occurrence of an unannounced change in control, or upon a participant’s termination of employment for reasons other than cause within one year prior to a change in control.  Payment to a participant under the plan must be made within ten days after the change in control.

The Compensation Committee believes that the definition of change in control (which is substantially the same as the definition contained in the senior executives’ employment agreements and is substantially the definition set forth in the U.S. Treasury Department regulations under Section 409A of the Internal Revenue Code) is customary within the banking industry and that the circumstances under which change in control payments would be made are reasonable.  (The change in control definition is described below under “Executive Compensation Payments and Awards.”)  Each of the Company’s senior executive officers has been awarded an equal number of Performance Bonus Units.  The Company does not make annual awards of units under the Performance Bonus Plan; rather, the units were awarded at the plan’s inception in 1997 and have subsequently been awarded only when a person becomes a senior executive officer.

The Compensation Committee believes the Performance Bonus Plan continues to enhance the goal of an ownership culture through long-term incentives thereby advancing the interest of the Company and its shareholders.

Retirement Plans

The retirement plans available to TrustCo’s officers and employees include the Retirement Plan of Trustco Bank, the Trustco Bank Profit Sharing/401(k) Plan, and the Company’s Supplemental Retirement Plan.

Retirement Plan and Profit Sharing/401(k) Plan.  The Trustco Bank Retirement Plan is a defined benefit pension plan pursuant to which annual retirement benefits are based on years of service to a maximum of 30 years and average annual earnings of the highest five consecutive years during the final ten years of service.  The defined benefit retirement plan is fully funded by Trustco Bank contributions.  The Retirement Plan was “frozen,” in 2006 and there will be no new participants in the plan.  Participants in the plan during 2006 are entitled to benefits accrued as of December 31, 2006.  TrustCo and the Compensation Committee believe that, for companies nationwide, the primary vehicle for employee retirement benefits is the 401(k) savings plan.  To meet increased employee expectations in this regard, TrustCo enhanced its Profit Sharing Plan in 2006 to include a 401(k) feature, thereby making this the primary retirement plan for TrustCo.

Each of the executive officers named in this proxy statement participates in the Retirement Plan, but, until 2009, the senior executive officers were not eligible to participate in the Profit Sharing/401(k) Plan in light of their participation in the Executive Officer Incentive Plan.  Beginning January 1, 2009, TrustCo’s senior executive officers became eligible to participate in the Profit Sharing/401(k) Plan following the changes to the Executive Officer Incentive Plan.

Supplemental Retirement Plan. The SERP is an unfunded, nonqualified, and non-contributory deferred compensation plan. The amounts of supplemental retirement benefits payable under the plan are actuarially calculated to achieve a benefit at normal retirement that approximates the difference between (i) the total retirement benefit the participant would have received under the Trustco Bank Retirement Plan without taking into account limitations on compensation, annual benefits, and years of service and (ii) the retirement benefit the participant is projected to receive under the Trustco Bank Retirement Plan at normal retirement (up to a maximum of $7,000,000).  Through 2008, the Company’s annual contribution to the SERP was determined pursuant to a formula set forth in the plan.  The Compensation Committee had established the plan to provide supplemental benefits; however, neither annual contributions to the SERP nor the direct annual payments to be made to the senior executive officers beginning in 2009 in lieu of the SERP contributions were specifically evaluated by the Compensation Committee in determining annual compensation.

The Compensation Committee believes that the SERP together with the Retirement Plan and the Profit Sharing/401(k) Plan promote executive retention and allow the executive to focus on the long-term success of TrustCo. Participation in the SERP is limited to a select group of executives of TrustCo who are highly compensated employees, and an employee must be selected by the board of directors to participate in the Plan.  In December 2008, as a result of the effect of Section 409A of the Internal Revenue Code, which added a six-month period prior to the executive receiving his vested benefit that would be paid upon retirement or separation of services,  TrustCo’s senior executives made a recommendation to the Compensation Committee to freeze the SERP effective December 31, 2008 and requested that the amount of the Company’s annual contribution to the SERP plus interest for each officer instead be paid directly to each officer.  The committee considered the request and decided to add a corresponding amendment to the SERP such that the annual increment to be added to the SERP plus interest be paid directly to the executive officer (in addition to the SERP amendments already under consideration by the committee to achieve compliance with Section 409A of the Internal Revenue Code) to freeze future Company contributions to the SERP.  All assets currently accrued in the SERP will remain until the separation of service of the executive.

Executive Compensation Payments and Awards

The following table sets forth, for the fiscal year ended December 31, 2009, the compensation paid to or accrued on behalf of the most highly compensated executive officers of TrustCo.  Each of the executive officers described in the following table (with the exception of Robert M. Leonard and Sharon J. Parvis) has an employment agreement and a supplemental retirement agreement.

Summary Compensation Table

	Year	Salary	(1) Bonus	Stock Awards	(2) Option Awards	Non-equity Incentive Plan Compensa-tion	(3) Change in Pension Value and Nonqualified Deferred Compensa-tion Earnings	(4) All Other Compensa-tion	Total
		($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert J. McCormick President & Chief Executive Officer, TrustCo and Trustco Bank	2009 2008 2007	880,000 380,000 360,000	- - 342,000 324,000	- - - - - -	- - 132,000 194,000	- - - - - -	15,438 11,018 6,847	373,374 230,598 240,693	1,268,812 1,095,616 1,125,540
Robert T. Cushing Executive Vice President & Chief Financial Officer, TrustCo and Trustco Bank	2009 2008 2007	610,000 305,000 300,000	- - 274,500 270,000	- - - - - -	- - 66,000 97,000	- - - - - -	24,399 20,755 12,487	248,085 211,766 206,062	882,484 878,021 885,549
Scot R. Salvador Executive Vice President & Chief Banking Officer, TrustCo and Trustco Bank	2009 2008 2007	460,000 225,000 225,000	- - 202,500 202,500	- - - - - -	- - 66,000 145,500	- - - - - -	10,984 7,312 4,613	210,223 145,458 169,180	681,207 646,270 746,793
Robert M. Leonard Secretary, TrustCo and Trustco Bank and Administrative Vice President, Trustco Bank	2009 2008 2007	130,000 120,000 120,000	28,600 26,400 26,400	- - - - - -	- - 8,800 7,275	- - - - - -	9,363 6,812 4,178	20,709 11,574 11,396	188,672 173,586 169,249
Sharon J. Parvis Assistant Secretary, TrustCo and Trustco Bank and Vice President, Trustco Bank	2009 2008 2007	122,500 120,000 120,000	26,950 26,400 26,400	- - - - - -	- - 6,600 7,275	- - - - - -	19,065 10,556 11,105	- - - - - -	168,515 163,556 164,780
Summary Compensation Table Footnotes:
(1)
The bonus payments included in column (d) for Messrs. McCormick, Cushing, and Salvador are calculated in accordance with the Executive Officer Incentive Plan and any supplemental bonus approved by the board of directors.  No bonuses were paid to or accrued for these executives during 2009.  The bonus payments for Mr. Leonard and Ms. Parvis are based upon the Trustco Bank Senior Incentive Plan.  The operation of these plans is discussed in the “Compensation Discussion and Analysis.”

(2)
Included in column (f) is the grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation” for the stock option awards in 2008 and 2007 (no option grants were made in 2009).  The assumptions made in the valuation of the awards are described in the footnotes to TrustCo’s consolidated financial statements for the years ended December 31, 2009 and 2008.

(3)
The information contained in column (h) is derived from the increase in value of vested benefits accrued under the Trustco Retirement Plan.  See the table “Pension Benefits” for more details on the methodology followed to perform these calculations and a discussion of TrustCo and Trustco Bank retirement benefits generally.

(4)
Included in column (i) are all other compensation paid to the named executive officers including tax expenses (of $27,700, $31,200, $21,900, and $6,400 for Messrs. McCormick, Cushing, Salvador, and Leonard, respectively, for 2009) incurred on personal use of auto, health insurance, tax planning assistance, and personal use of clubs.  Also included in this column is compensation paid for 2009 pursuant to the Employment Agreements of Messrs. McCormick, Cushing, and Salvador, which provide for each of them to receive an amount equal to the incremental amount that would have been credited to them for 2009 under the TrustCo Supplemental Retirement Plan had such plan not been amended to cease additional benefit accruals following December 31, 2008.  For 2009, the Company paid $301,500, $168,300, and $151,000 to Messrs. McCormick, Cushing, and Salvador, respectively.  TrustCo sponsors a 401(k)/Profit Sharing Plan for all employees where the Company offers to match employee contributions to certain limits.  For 2009, the Company match for the 401(k)/Profit Sharing Plan for Messrs. McCormick, Cushing, and Salvador was $11,025 and for Mr. Leonard $5,850.

TrustCo and Trustco Bank have entered into employment contracts with Messrs. McCormick, Cushing, and Salvador. Under these agreements, which are substantially the same, each officer’s annual compensation is his base salary (in 2009, $880,000, $610,000, and $460,000, respectively).  In subsequent years, the annual base salary of each officer may not be less than his annual base salary for the preceding calendar year, and each officer is entitled to participate fully in any disability, death benefit, retirement, executive incentive compensation, or pension plans maintained by TrustCo or Trustco Bank.  Commencing in 2009, in addition to the annual compensation, each executive is to be paid annually an amount equal to the incremental amount plus interest that would have been credited for the year to the executive’s supplemental account balance under the Trustco Supplemental Retirement Plan as the plan was in effect on December 31, 2007, and had it not been amended to cease additional benefit accruals following December 31, 2008.

Upon termination of the executive’s employment due to retirement, disability, death, or termination of executive for any reason other than good cause (as defined in the employment agreements) within two years after a change in control (also as defined in the agreements), TrustCo must, for the longer of the life of the executive or the life of his spouse, reimburse the executive or his spouse for otherwise unreimbursed medical expenses, including medical insurance premiums.  These benefits are in addition to the general disability, death benefit, retirement, and pension plans maintained by TrustCo and Trustco Bank.  The employment agreements generally define retirement as the earliest retirement date applicable to the executive in question under the Retirement Plan of Trustco Bank.  The term “disability” is defined as a mental or physical condition (i) in the opinion of a physician mutually agreed upon by the board of directors of TrustCo and Trustco Bank and the executive officer that will prevent the executive officer from carrying out the material job responsibilities or duties to which he was assigned at the time the disability was incurred, and (ii) is expected to last for an indefinite duration or a duration of more than six months.

In the event the employment of Messrs. McCormick, Cushing or Salvador is terminated for any reason other than good cause or retirement at the mandatory retirement age within twelve months prior to a change in control, or a change in control occurs while the executive is employed by either or both of TrustCo or Trustco Bank, then the executive will receive an amount equal to 2.99 times his then-current annual compensation, to be paid in a single lump sum within 10 days of termination.  The employment agreement also provides for a gross-up payment in the event that the amount payable upon an officer’s termination under the employment agreement or any other agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.  In addition, each employment agreement provides for the payment in full of each officer’s retirement, pension, and profit sharing plan compensation; the cost of any legal expenses incurred as a result of such termination; and, unless the termination was for good cause, the transfer of the executive officer’s company car (at book value) and country club membership.

Under the employment agreements, “good cause” means the executive’s commission of an act of fraud, embezzlement, or theft constituting a felony against either of TrustCo or Trustco Bank as finally determined by a court of competent jurisdiction or an unequivocal admission by the executive.

Also under the employment agreements, a “change in control” means a change in the ownership of TrustCo, a change in the effective control of TrustCo or Trustco Bank, or a change in the ownership of a substantial portion of the assets of TrustCo or Trustco Bank (as provided in Section 409A of the Internal Revenue Code and any guidance or regulations under Section 409A). These regulations provide the following:

•
Subject to certain exceptions specified in the agreements, a change in the ownership of TrustCo or Trustco Bank occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of TrustCo that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of TrustCo or Trustco Bank;

•
A change in the effective control occurs only on the date that either: (i) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of TrustCo or Trustco Bank possessing 30% or more of the total voting power of the stock of TrustCo or (ii) a majority of members of TrustCo’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of TrustCo’s board of directors prior to the date of the appointment or election; or

•
A change in the ownership of a substantial portion of TrustCo’s or Trustco Bank’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from TrustCo or Trustco Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of TrustCo immediately prior to such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of TrustCo, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Each of the employment agreements defines “termination” to include the unilateral election of the executive to terminate this agreement and his employment with TrustCo and Trustco Bank after a change of control or the executive otherwise experiences a “separation from service” with TrustCo and Trustco Bank as that term is defined under Section 409A of the Internal Revenue Code.

TrustCo and Trustco Bank must provide indemnification rights and benefits to each executive to the fullest extent permitted by law and the charter or bylaws of TrustCo and Trustco Bank. Any amendment or revision to such charter or bylaws that adversely affects the indemnification rights or benefits available to the executive under such charter or bylaws as of January 1, 2008 will not be effective against the executive unless the executive has consented in writing to such amendment or revision.  Further, the indemnification provided under the agreements will not be exclusive of any other rights to which the executive may be entitled under the charter or bylaws of TrustCo and Trustco Bank or any statute, other agreement, vote of stockholders or disinterested directors, or otherwise.

Awards Under Option Plans

For 2009, there were no grants of stock options or other equity-based awards, nor did any of the executive officers whose compensation is disclosed in this proxy statement exercise any previously granted stock options. The following table sets forth a summary of the outstanding equity awards at December 31, 2009.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date(1)
	(#)	(#)	($)
Robert J. McCormick	300,000	0	13.55	11/19/2014
	200,000	0	12.15	01/21/2015
	80,000	120,000	9.91	06/01/2017
	30,000	120,000	8.29	06/02/2018
Robert T. Cushing	100,000	0	13.55	11/19/2014
	100,000	0	12.15	01/21/2015
	40,000	60,000	9.91	06/01/2017
	15,000	60,000	8.29	06/02/2018
Scot R. Salvador	50,000	0	11.83	07/24/2012
	150,000	0	13.55	11/19/2014
	100,000	0	12.15	01/21/2015
	60,000	90,000	9.91	06/01/2017
	15,000	60,000	8.29	06/02/2018
Robert M. Leonard	23,000	0	9.75	03/16/2011
	7,500	0	11.83	07/24/2012
	7,500	0	13.55	11/19/2014
	7,500	0	12.15	01/21/2015
	3,000	4,500	9.91	06/01/2017
	2,000	8,000	8.29	06/02/2018

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date(1)
	(#)	(#)	($)
Sharon J. Parvis	7,935	0	9.75	03/16/2011
	7,500	0	11.83	07/24/2012
	7,500	0	13.55	11/19/2014
	7,500	0	12.15	01/21/2015
	3,000	4,500	9.91	06/01/2017
	1,500	6,000	8.29	06/02/2018
(1)	Stock options are exercisable for 10 years from the date of grant.

In addition to the stock option grants noted above, the Company has previously issued awards under the TrustCo Bank Corp NY Performance Bonus Plan.  Awards have been made to Messrs. McCormick, Cushing, and Salvador under this plan and to former Chief Executive Officer Robert A. McCormick.  As further discussed above in the Compensation Discussion and Analysis, the value of the Performance Bonus Units is based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a “change of control” as defined in the plan.  In 1997, Mr. Cushing was awarded 524,702 units at a split-adjusted price of $5.95 per unit.  In 2004, Robert J. McCormick was awarded 524,702 units at a price of $10.78 and in 2004, Mr. Salvador was awarded 524,702 units at a price of $13.15.  The unit prices were the TrustCo stock price on the day of the award.  These units have no expiration date and are not valued for accounting purposes until a change of control has occurred.

Pensions and Nonqualified Deferred Compensation Benefits

TrustCo sponsors a defined benefit pension plan covering substantially all employees.  Benefits are based on years of service and the employee’s highest average compensation during five consecutive years of the final ten years of employment.  Compensation reflects that compensation which is treated as FICA wages without regard to the Social Security taxable wage base.  Compensation also includes any amounts that are treated as salary reduction contributions and used to purchase nontaxable benefits under Section 125 or 401(k) of the Internal Revenue Code, but excludes bonuses, overtime, commissions, and other incentive pay.  A participant’s normal retirement benefit under the pension plan is an annual pension benefit commencing on his normal retirement date payable in an amount equal to a “Regular Benefit” plus a “Supplemental Benefit,” calculated as follows:

Regular Benefit:
1.	December 31, 1988 accrued benefit; plus
2.	1.25% of his or her average annual compensation, multiplied by creditable service after December 31, 1988 up to thirty years; plus
Supplemental Benefit:
3.	0.65% of his or her average annual compensation in excess of his or her covered compensation after December 31, 1988 multiplied by creditable service up to 35 years.

As discussed in the Compensation Discussion and Analysis, benefits under the pension plan were frozen effective December 31, 2006, and the plan closed to new participants effective that date.  The following table presents a summary of benefits payable to each of the named executive officers.

Pension Benefits
(December 31, 2009)

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Year
		(#)	($)	($)
Robert J. McCormick	Retirement Plan of Trustco Bank	11	152,275	--
Robert T. Cushing	Retirement Plan of Trustco Bank	13	274,708	--
Scot R. Salvador	Retirement Plan of Trustco Bank	11	103,071	--
Robert M. Leonard	Retirement Plan of Trustco Bank	18	92,969	--
Sharon J. Parvis	Retirement Plan of Trustco Bank	18	233,767	--
(1)
The Present Value of Accumulated Benefits was determined using the same assumptions used for financial reporting purposes under generally accepted accounting principles for 2009, with the retirement age being assumed to be the normal retirement age as defined in the plan.

Executives Eligible for Early Retirement:  Participants in the pension plan are eligible for early retirement at age 55 and 10 years of vesting service.  Early retirement benefits are determined using the same formula that is used for normal retirement benefits, but are reduced as follows:

Age at Early Retirement Date	Percent of Regular Benefit	Percent of Supplemental Benefit
64	96%	93.33%
63	92%	86.67%
62	88%	80.00%
61	84%	73.33%
60	80%	66.67%
59	76%	63.33%
58	72%	60.00%
57	68%	56.67%
56	64%	53.33%
55	60%	50.00%

Of the named executive officers, only Sharon J. Parvis is eligible for early retirement.

The following table provides information regarding nonqualified deferred compensation earned by the named executive officers.

Nonqualified Deferred Compensation (December 31, 2009)

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Balance at
	in Last	in Last	Last Fiscal	Withdrawals/	End of Last
Name	Fiscal Year	Fiscal Year	Year	Distributions	Fiscal Year
	($)	($)	($)	($)	($)
Robert J. McCormick	--	--	--	--	1,584,836
Robert T. Cushing	--	--	--	--	3,244,059
Scot R. Salvador	--	--	--	--	722,574

Under TrustCo’s Supplemental Retirement Plan, the amount of the supplemental retirement benefit payable to a participant is based upon contributions by TrustCo that are actuarially calculated to achieve a benefit at normal retirement that approximates the difference between (a) the total retirement benefit the participant would have received under TrustCo’s defined benefit retirement plan without taking into account limitations imposed by the defined benefit plan and applicable law on compensation, annual benefits, and years of service, and (b) the retirement benefit the participant is projected to receive under the defined benefit retirement at normal retirement.  The Supplemental Retirement Plan provides benefits based upon years of service to a maximum of 40 years.  The supplemental account balance of a participant on any valuation date may not exceed $7 million.

Payments to participants are made after the participant has terminated employment with TrustCo or Trustco Bank and has either completed five years of vested service or is eligible for early retirement under the retirement plan.  Each of the plan participants has completed five years of vested service and is therefore vested in the supplemental retirement benefit aggregate amount above.  Benefits can be paid in a lump sum or spread over a period of five years in the case of normal retirement.  As discussed in the Compensation Discussion and Analysis, the supplemental retirement benefit has been frozen and no new contributions were made on behalf of the participants.  As noted previously, the annual increment that would have been added to the SERP aggregate balance was paid subsequent to 2009 directly to the named executive officer as follows:

Robert J. McCormick	$301,500
Robert T. Cushing	168,300
Scot R. Salvador	151,000

Potential Post-Employment Payments

As discussed above, Robert J. McCormick, Robert T. Cushing, and Scot R. Salvador have entered into employment contracts with the Company that provide for post-employment benefits in the case of retirement, death, or disability and in a change of control.  (The meanings of those terms are discussed under “Executive Compensation Payments and Awards.”)  Additionally, in a change of control, the interests of Messrs. McCormick, Cushing, and Salvador in the TrustCo Performance Bonus Plan units they were awarded and their benefits under the medical and life insurance programs vest.

The following table reflects the amount of compensation payable to each of the named officers, including Messrs. McCormick, Cushing, and Salvador, in the event of termination of such executive’s employment. The amounts would be paid in accordance with each person’s employment agreement (if any) and other benefit plans and agreements as discussed in the preceding sections. The amounts shown assume that such termination was effective as of December 31, 2009, and thus include amounts earned through such time, and are estimates of the amounts which would be paid out to the executives upon their termination. The amounts shown relating to stock options and performance bonus units are based on the closing value of TrustCo common stock on December 31, 2009, which was $6.30. Using that value, all options and the performance bonus units awarded to Messrs. McCormick and Salvador would have no value.  The actual amounts to be paid out can only be determined at the time of such executive’s termination of employment.

Termination and Change in Control Payments

	Termination for “Good Cause”(1)	Resignation by Officer Without Change in Control	Termination by Company Without Cause and Without Change in Control(2)	Retirement(3) Without Change in Control or Termination Upon Disability(4)	Death(5)	Termination and Change in Control
Robert J. McCormick
Salary and Bonus	$--	$--	$1,181,455	$--	$600,000	$2,631,200
Insurance and other perquisites(6)	--	--	106,910	106,910	106,910	156,910
Pension benefits(7)	152,275	152,275	152,275	152,275	152,275	152,275
Supplemental Retirement Plan	--	1,584,836	1,584,836	1,584,836	1,584,836	1,584,836
TOTAL	$152,275	$1,737,111	$3,025,476	$1,844,021	$2,444,021	$4,525,221

Robert T. Cushing
Salary and Bonus	$--	$--	$778,261	$--	$600,000	$1,823,900
Insurance and other perquisites(6)	--	--	231,012	231,012	231,012	281,012
Pension benefits(7)	274,708	274,708	274,708	274,708	274,708	274,708
Supplemental Retirement Plan	--	3,244,059	3,244,059	3,244,059	3,244,059	3,244,059
Performance bonus plan	--	--	--	--	--	183,646
TOTAL	$274,708	$3,518,767	$4,528,040	$3,749,779	$4,349,779	$5,807,325

Scot R. Salvador
Salary and Bonus	$--	$--	$611,004	$--	$600,000	$1,375,400
Insurance and other perquisites(6)	--	--	60,265	60,265	60,265	110,265
Pension benefits(7)	103,071	103,071	103,071	103,071	103,071	103,071
Supplemental Retirement Plan	--	722,574	722,574	722,574	722,574	722,574
TOTAL	$103,071	$825,645	$1,496,914	$885,910	$1,485,910	$2,311,310

	Termination for “Good Cause”(1)	Resignation by Officer Without Change in Control	Termination by Company Without Cause and Without Change in Control(2)	Retirement(3) Without Change in Control or Termination Upon Disability(4)	Death(5)	Termination and Change in Control

Robert M. Leonard
Salary and Bonus	$--	$--	$--	$--	$260,000	$--
Pension benefits(7)	92,969	92,969	92,969	92,969	92,969	92,969
TOTAL	$92,969	$92,969	$92,969	$92,969	$352,969	$92,969

Sharon J. Parvis
Salary and Bonus	$--	$--	$--	$--	$245,000	$--
Pension benefits(7)	233,767	233,767	233,767	233,767	233,767	233,767
TOTAL	$233,767	$233,767	$233,767	$233,767	$478,767	$233,767
(1)
“Good Cause” means the named executive officer’s commission of an act of fraud, embezzlement, or theft constituting a felony against either of the Company or Trustco Bank as finally determined by a court of competent jurisdiction or an unequivocal admission by the executive officer.

(2)
The amounts in this column represent the payments due under the remaining term of the employment agreements of Messrs. McCormick, Cushing, and Salvador, assuming no changes in the amount of base salary. The employment agreements renewed on January 1, 2008 for a new term of three years each.  Ms. Parvis and Mr. Leonard do not have employment agreements with the Company.

(3)
“Retirement” means termination of employment at the earliest retirement date applicable to the named executive officer under the Trustco Bank pension plan. As of December 31, 2009, only Ms. Parvis was eligible to receive retirement benefits under such plan. Please also refer to the Pension Benefits table and the related discussion.

(4)
“Disability” means a mental or physical condition which (i) in the opinion of a physician mutually agreed upon the by board of directors of the Company and Trustco Bank and the named executive officer, will prevent such officer from carrying out the material job responsibilities or duties to which the officer was assigned at the time the disability was incurred and (ii) is expected to last for an infinite duration or a duration of more than six months.

(5)
The Company provides a death benefit, including insurance, to all employees under which it makes a payment, in the amount of two year’s salary of the deceased employee, to the surviving spouse, if any, of the deceased employee.

(6)
Includes the estimated cost, using the assumptions used for financial reporting purposes under generally accepted accounting principles, of health and life insurance for the lifetime of the named officer or his spouse, plus an estimated $40,000 for the transfer of the officer’s company car and $10,000 for the transfer of club membership when contractually required.

(7)
The actuarial present value of the named executive officer’s accumulated benefit under Trustco Bank pension plan, determined using the same assumptions used for financial reporting purposes under generally accepted accounting principles.  Benefits under the plan will be paid in accordance with the terms of the plan, which do not provide for payment of benefits in a lump sum.

Compensation Policies and Practices that Present Material Risks to the Company

The Compensation Committee believes strongly that the compensation structure for the executive officers or any employee at TrustCo should not encourage risk taking.  During 2008, the Compensation Committee adopted changes to its annual compensation program to freeze its Executive Officer Incentive Plan and replace it with increased base salary.  In December of 2009, the committee recommended to the board that the Executive Officer Incentive Plan should remain frozen.  The Compensation Committee has reviewed the Company’s compensation policies and procedures and has concluded that the policies are not reasonably likely to have a material adverse affect on the Company.

2009 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Nonequity Incentive Plan Compensa-tion	Change in Pension Value and Nonqualified Deferred Compensa-tion Earnings	All Other Compensa-tion	Total
	($)	($)	($)	($)	($)	($)	($)
DeGennaro, DA	40,000	--	--	--	--	--	40,000
McCormick, RA	130,000	--	--	--	--	492,351(1)	622,351
Lucarelli, JA	120,000	--	--	--	--	--	120,000
Maggs, TO	130,000	--	--	--	--	--	130,000
Marinello, AJ	130,000	--	--	--	--	--	130,000
Powers, WD	120,000	--	--	--	--	--	120,000
Purdy, WJ	130,000	--	--	--	--	--	130,000
(1)
Includes $300,000 paid under a consulting agreement and for the noncompetition covenant set forth in that agreement, retirement and pension plan payments of $89,151 and perquisites of $103,200 (including tax payments on such benefits of $48,368).

Directors who are not also executive officers of TrustCo or Trustco Bank were paid a meeting fee of $10,000.  Directors also may participate in TrustCo’s Directors Stock Option Plan and Directors Performance Bonus Plan.
The Directors Stock Option Plan provides for periodic grant of options to directors as approved by the Compensation Committee of the board (composed of all independent directors).  The option price is set as the market price on the day the grants are awarded, although no awards under the plan were made in 2009.  Outstanding options held by directors are as follows:

Robert A. McCormick*	797,000
Joseph A. Lucarelli	16,040
Thomas O. Maggs	4,000
Anthony J. Marinello, MD, PhD	16,040
William D. Powers	8,000
William J. Purdy	16,040

*Includes 789,000 options awarded to Mr. McCormick while he was President and Chief Executive Officer of TrustCo and Trustco Bank.

TrustCo directors who are not also employees of TrustCo or Trustco Bank are eligible to participate in the TrustCo Bank Corp NY Directors Performance Bonus Plan, which was adopted by the TrustCo board in 1997.  Under the Directors Performance Bonus Plan, nonemployee directors are eligible to be awarded “units,” the value of which is based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a “change in control” as defined in the Directors Performance Bonus Plan.  (The definition of change in control is the same as the definition contained in the employment agreements for TrustCo’s named executive officers, which were described previously.)  The units so awarded vest and payments under the Directors Performance Bonus Plan are to be made, only upon the occurrence of a change in control.  Each nonemployee director has been awarded 34,981 units under the Directors Performance Bonus Plan at a base price of $5.95 per unit, except for Mr. Lucarelli, whose base price is $8.59 per unit, and Mr. Maggs, whose base price is $10.59 per unit. Mr. DeGennaro has not received an award under the Directors Performance Bonus Plan.  Mr. McCormick was awarded 1,399,205 units at a price of $5.95 per unit in 1997 as the Company’s Chief Executive Officer.  The Directors’ Performance Bonus Plan allows awards given to employees that are or become directors to retain those awards even after the employee has terminated employment so long as they remain a director.

TrustCo and Robert A. McCormick entered into a consulting agreement under which Mr. McCormick serves as a consultant to the board of directors of TrustCo and to the board of directors of each of its affiliates, rendering to such boards and to individual members of such boards consulting services and advice on an as-needed basis with respect to matters pertaining to TrustCo and its affiliates.  The services rendered are advisory only, and Mr. McCormick's services as a consultant are rendered at such times and places as are mutually convenient to the boards and Mr. McCormick.  This contract took effect on June 1, 2006 and has a five-year term.

In compensation for the services rendered and to be rendered by Mr. McCormick under the consulting agreement and for the noncompetition covenant set forth in that agreement, TrustCo pays pay Mr. McCormick an annual fee in the amount of $300,000.  This was paid on June 1, of each of 2006 through 2009, and future payments may be in cash or in any other vehicle mutually acceptable to the parties, including but not limited to, life insurance.  The full remaining amount of unpaid annual fees under the consulting agreement will be payable in full in the event of Mr. McCormick’s death or permanent disability during the term of the agreement.

Also as part of the consulting agreement Mr. McCormick is provided office facilities and the use of a personal secretary, ongoing use of a company vehicle, club, health insurance, estate planning services, and tax payments on these benefits.  The cost of these is included in the table as other compensation.

Under the Robert A. McCormick employment agreement, TrustCo and/or Trustco Bank will provide at no cost to Mr. McCormick and his wife, for the rest of Mr. McCormick's life, or the life of his spouse, the same health insurance benefits provided to Mr. McCormick and his family by TrustCo and Trustco Bank prior to his retirement.  TrustCo and Trustco Bank will also provide to Mr. McCormick for his life the same life insurance benefits provided to retirees by TrustCo and Trustco Bank under their life insurance plan.  As a retired employee, Mr. McCormick also participates in and receives benefits from the Trustco Retirement Plan in accordance with the plan provisions.

S.E.C. Form 10-K

TrustCo will provide without charge a copy of its Annual Report on Form 10-K upon written request.  Requests and related inquiries should be directed to: Kevin T. Timmons, Treasurer, TrustCo Bank Corp NY, P.O. Box 1082, Schenectady, New York 12301-1082.

Code of Conduct

Upon written request, TrustCo will provide without charge a copy of its Code of Conduct.  Requests and related inquiries should be directed to: Robert M. Leonard, Secretary, TrustCo Bank Corp NY, P.O. Box 1082, Schenectady, New York 12301-1082.

Ownership of TrustCo Common Stock by Certain Beneficial Owners

TrustCo is not aware of any person who, as of the date hereof, is the beneficial owner of more than 5% of its common stock, except as described below:

Name and Address:	Amount	Percent
Franklin Resources Inc.	6,914,364(1)	9.00%
Charles B. Johnson
Rupert H. Johnson, Jr.
Franklin Advisory Services LLC
One Franklin Parkway
San Mateo, CA 94403

BlackRock Inc.	6,151,820(2)	8.03%
40 East 52nd Street
New York, NY 10055

(1)
Based solely upon Schedules 13G filed with the Securities and Exchange Commission (“SEC”) by the listed persons on February 4, 2010, containing information as of December 31, 2009.  Franklin Resources, Inc. (“Franklin”) indicated in the filing that Franklin Advisory Services LLC had sole voting power for 6,672,279 shares and sole dispositive power for 6,908,279 shares, and Franklin Templeton Portfolio Advisory, Inc had sole voting and dispositive power for 6,085 shares.  Charles B. Johnson and Rupert H. Johnson, Jr. each owns in excess of 10% of the outstanding common stock of Franklin and are the principal stockholders of Franklin.

(2)
Based solely upon the Amended Schedule 13G filed with the SEC by the listed persons on January 29, 2010, containing information as of December 31, 2009.  In 2009, BlackRock, Inc. acquired Barclays Global Investors, which had previously reported the ownership of TrustCo stock.  BlackRock, Inc. reports sole voting power with respect to 6,151,820 shares and sole dispositive power with respect to 6,151,820 shares.

On March 1, 2010, the Trust Department of Trustco Bank held 2,284,237 shares of TrustCo common stock as executor, trustee, and agent (2.98% of outstanding shares) not otherwise reported in this proxy statement.  Neither TrustCo nor Trustco Bank has any beneficial interest in these shares.

Transactions with TrustCo and Trustco Bank Directors, Executive Officers and Associates

The Company has adopted policies and procedures for the review, approval or ratification of transactions with its directors and executive officers or their related persons, such as immediate family members.  TrustCo’s Code of Conduct requires transactions between TrustCo or Trustco Bank and any of their directors or executive officers (or their respective immediate family members) be fully disclosed and be reviewed and, if appropriate, approved by the board or board members who do not have an interest in the transaction in question.

Certain directors and executive officers of TrustCo and Trustco Bank, or corporations and firms with which these individuals are associated, are also deposit or trust customers of Trustco Bank, or have obtained loans or other extensions of credit from Trustco Bank.  TrustCo expects that they will continue to be deposit, trust, or loan customers of Trustco Bank in the future.  All such loans, however, were made in the ordinary course of business, do not involve more than normal risk of collectibility, do not present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Trustco Bank transactions with unaffiliated persons.  Further, federal regulations require that all loans or extensions of credit to TrustCo executive officers and directors by Trustco Bank be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, except for loans made under programs generally available to all employees, and must not involve more than the normal risk of repayment or present other unfavorable features.  Also under federal regulations, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, are in excess of the greater of $25,000 or 5% of the institution’s capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the board of directors.  TrustCo and Trustco Bank have adopted written policies and procedures that implement these requirements.

Trustco Bank obtains legal services from, and pays fees to, Overton, Russell, Doerr and Donovan, LLP, a law firm in which Thomas R. McCormick, son of Robert A. McCormick and brother of Robert J. McCormick, is a partner.  Trustco Bank obtains such services at rates that are substantially the same as those the firm charges other clients, and the firm is one of a number of law firms that is retained by TrustCo to provide legal services to it.  During the year ended December 31, 2009, $271,863 of legal fees were paid to Overton, Russell, Doerr, and Donovan, LLP.  Also, TrustCo has entered into a consulting agreement with Robert A. McCormick as more specifically set forth previously in the discussion of Director Compensation.  Each of the loans and other transactions described above was approved by the board of directors, or appropriate board committee, in accordance with TrustCo and Trustco Bank policies.

Insurance for Indemnification of Officers and Directors

TrustCo’s bylaws provide detailed procedures to address circumstances under which an officer or director of TrustCo may seek indemnification from TrustCo and when such indemnification may be authorized.  TrustCo’s employment agreements with Robert J. McCormick, Robert T. Cushing, and Scot R. Salvador contain provisions that obligate TrustCo or Trustco Bank to indemnify the officers under certain circumstances.  The form of these agreements were filed as an exhibit to the Current Report on Form 8-K filed December 22, 2008 (these agreements have subsequently been amended, as disclosed in a Current Report on Form 8-K filed March 17, 2009).  TrustCo renewed insurance for the indemnification of its executive officers and directors of TrustCo and Trustco Bank from St. Paul Mercury Insurance Company effective for the one-year period from October 10, 2009 to October 10, 2010.  The cost of this insurance was $302,000, and coverage is provided to all executive officers and directors of TrustCo and Trustco Bank.  TrustCo’s board of directors has no knowledge of any claims made or sum paid pursuant to such insurance policy during 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires TrustCo’s directors, executive officers, and persons who own more than 10% of a registered class of TrustCo’s equity securities to file initial reports of ownership and reports of changes in ownership in TrustCo’s common stock with the S.E.C. and to furnish TrustCo with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such reports furnished to TrustCo, and written representations that no other reports were required during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements have been met, except that a Form 4 by Mr. Cushing reporting the reversal of an erroneously effected transaction (which such transaction was exempt from reporting) was not timely filed.

SHAREHOLDER PROPOSALS

Shareholder proposals to be considered for inclusion in a proxy statement in connection with any forthcoming annual meeting of shareholders of TrustCo must be submitted to TrustCo on a timely basis.  Proposals for inclusion in TrustCo's proxy statement and form of proxy for the annual meeting of shareholders expected to be held in May of 2011 must meet the requirements established by the Securities and Exchange Commission for shareholder proposals and must be received by TrustCo at its principal executive offices no later than November 24, 2010.  Proposals intended to be considered at the 2011 annual meeting but that are not to be included in TrustCo’s proxy statement must be received at TrustCo’s principal executive offices no later than January 22, 2011.  Any such proposals, together with any supporting statements, should be directed to the Secretary of TrustCo.

TRUSTCO SHAREHOLDERS

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING TRUSTCO PROXY CARD IN THE ENVELOPE PROVIDED.  IF YOU PLAN TO ATTEND THE ANNUAL MEETING AND ARE A SHAREHOLDER OF RECORD, PLEASE MARK THE PROXY CARD APPROPRIATELY AND RETURN IT.  HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR OWN NAME, PLEASE ADVISE THE SHAREHOLDER OF RECORD (YOUR BANK, BROKER, ETC.) THAT YOU WISH TO ATTEND.  THAT FIRM MUST PROVIDE YOU WITH EVIDENCE OF YOUR OWNERSHIP, WHICH WILL ENABLE YOU TO GAIN ADMITTANCE TO THE ANNUAL MEETING.

Admission Ticket

Annual Meeting of Shareholders

Thursday, May 20, 2010
10:00 AM

Mallozzi's Restaurant
1930 Curry Road
Rotterdam, NY 12303

AGENDA
*  Introductions and Welcome
*  Chairman's Remarks
*  Election of Directors
*  Ratification of the Appointment of Independent Auditors
*  General Discussion

If you and your guest plan on attending the Annual Meeting, please mark the appropriate box in the Special Notes section of the proxy card. Please present this ticket for attendance.

TRUSTCO BANK CORP NY

This proxy is solicited on behalf of the Board of Directors of TrustCo Bank Corp NY for the annual Meeting of Shareholders to be held at Mallozzi's Restaurant, 1930 Curry Road Rotterdam, NY12303, on May 20, 2010.

The person whose name and signature appears on the front of this card hereby appoints Paul Heiner and William F. Terry, and each of them, the proxy or proxies of such person, with full power of substitution, to vote all shares of common stock of TrustCo Bank Corp NY which such person is entitled to vote at the Annual Meeting, and at any adjournments or postponements thereof.

This proxy will be voted as directed, but if no direction is indicated, it will be voted FOR all the nominees listed, and FOR Proposal 2, and in the discretion of the proxies on such other matters as may properly come before the Annual Meeting or any adjournments postponements thereof.

Please sign and date this proxy card on the reverse side and mail promptly in the enclosed postage-paid envelope. If you do not sign and return a proxy or attend the meeting and vote by ballot, your shares cannot be counted.

(Continued and to be signed on the reverse side)

COMMENTS:

ANNUAL MEETING OF SHAREHOLDERS OF

TRUSTCO BANK CORP NY

May 20, 2010

Mallozzi’s Restaurant
1930 Curry Road
Roterdam, NY 12303

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2010.
The Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders, the Annual Report to Shareholders
for the fiscal year ended December 31, 2009 and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 are available at www.trustcobank.com/Proxy

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

”Please detach along perforated line and mail in the envelope provided.”

00000333300000011000 9	052010

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2 BELOW.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
ELECTRONIC ACCESS TO FUTURE DOCUMENTS
If you would like to receive future shareholder communications electronically exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

If you vote by telephone or through the Internet, please DO NOT mail back this proxy card.

IMPORTANT NOTICE
YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY, OR SUBMIT YOUR VOTE BY INTERNET OR BY TELEPHONE AS SOON AS POSSIBLE. BY DOING SO, YOU MAY SAVE TRUSTCO THE EXPENSE OF ADDITIONAL SOLICITATION.
Item 1.	Election of Directors for a term of three years expiring at the 2013 Annual Meeting of Shareholders

The Board of Directors recommends that you vote “FOR” the nominees listed below.
		FOR	AGAINST	ABSTAIN
	Dennis A. DeGennaro	☐	☐	☐

	Joseph A. Lucarelli	☐	☐	☐

	Robert A. McCormick	☐	☐	☐

Item 2.	Ratification of the appointment of Crowe Horwath LLP as TrustCo's independent auditors for 2010.	☐	☐	☐

The Board of Directors recommends that you vote "FOR" proposal 2.

This proxy, when properly signed, will be voted as directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the nominees listed above, and FOR proposal 2.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

SPECIAL NOTES:

I PLAN TO ATTEND MEETING ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
I PLAN TO BRING A GUEST ☐
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF
TRUSTCO BANK CORP NY

May 20, 2010
Mallozzi’s Restaurant
1930 Curry Road
Roterdam, NY 12303

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the
on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account
Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from outside the United States from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company
Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope
provided as soon as possible.

IN PERSON - You may vote your shares in person by attending
the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2010. The Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders, the Annual Report to Shareholders for the fiscal year ended December 31, 2009 and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 are available at www.trustcobank.com/Proxy

”Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.”

00000333300000011000	9 052010

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2 BELOW.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

ELECTRONIC ACCESS TO FUTURE DOCUMENTS
If you would like to receive future shareholder communications electronically exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

If you vote by telephone or through the Internet, please DO NOT mail back this proxy card.

IMPORTANT NOTICE
YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY, OR SUBMIT YOUR VOTE BY INTERNET OR BY TELEPHONE AS SOON AS POSSIBLE. BY DOING SO, YOU MAY SAVE TRUSTCO THE EXPENSE OF ADDITIONAL SOLICITATION.
Item 1.	Election of Directors for a term of three years expiring at the 2013 Annual Meeting of Shareholders

The Board of Directors recommends that you vote “FOR” the nominees listed below.
		FOR	AGAINST	ABSTAIN
	Dennis A. DeGennaro	☐	☐	☐

	Joseph A. Lucarelli	☐	☐	☐

	Robert A. McCormick	☐	☐	☐

Item 2.	Ratification of the appointment of Crowe Horwath LLP as TrustCo's independent auditors for 2010.	☐	☐	☐

The Board of Directors recommends that you vote "FOR" proposal 2.

This proxy, when properly signed, will be voted as directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the nominees listed above, and FOR proposal 2.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

SPECIAL NOTES:

I PLAN TO ATTEND MEETING ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
I PLAN TO BRING A GUEST ☐
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.